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                                                                  EXHIBIT 10.5.4

                 Fourth Amendment to the Employment Agreement


This Fourth Amendment dated September 15, 1999 is made between Madison River Telephone Company, LLC ("Holdings") and J. Stephen Vanderwoude, ("Executive") pursuant to paragraph 11 of that certain agreement for employment between Holdings and Executive dated April 17, 1996 ("Employment Agreement").

Section 5.1 and 5.3(b) of the Employment Agreement shall be amended by replacing said sections with the following:

5.1  Purchase Rights; Vesting.
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(a) As of the date hereof, Executive shall have the right to purchase at any time from Holdings Class B equity of Holdings equal to 30% of the total Class B equity of Holdings for an aggregate purchase price of $3,000 and Class C equity of Holdings equal to 15.5% of the total Class C equity of Holdings for an aggregate purchase price of $1,550. Hereafter, Class B and Class C equity collectively shall be referred to as "Incentive Equity"). Within 30 days after each time that Executive exercises its right to purchase Incentive Equity, the Executive will make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder. The parties hereto agree that the fair market value of the Incentive Equity allocated to Executive as of the initial Employment Agreement date for Class B is $3,000 and as of the Gulf Closing Date for Class C and for a period of at least five business days thereafter is $1,150 and that parties shall use such value for all Federal income tax purposes.

(b) Twenty percent (20%) of Executive's Incentive Equity will vest on the First Acquisition Closing Date and, provided that (except in the case of vesting pursuant to Section 5.3(a)) Executive is still employed by Holdings, the remainder on a daily basis over a four-year period beginning with the First Acquisition Closing Date and ending with the Closing Date for Gulf Coast Services, Inc. ("Gulf Closing Date") and any unvested remainder after the Gulf Closing Date shall vest on a daily basis over a new four-year period beginning with the Gulf Closing Date. All unvested Incentive Equity will become fully vested immediately prior to the occurrence of a Liquidity Event. "Liquidity Event" means (i) any sale of all or substantially all of the assets of Holdings on a consolidated basis in one transaction or series of related transactions (but excluding sales to affiliates) for cash or marketable securities, (ii) any sale of 50% or more of the Investor Equity (as defined in the LOI) in one transaction or series of related transactions (but excluding sales to affiliates and, with respect to individuals, related persons) for cash or marketable securities or (iii) a merger, share exchange or similar transaction which accomplishes one of the foregoing.


     5.3  Repurchase.
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(b) Executive's vested Incentive Equity will not be subject to repurchase in whole or in part by Holdings.
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     All other provisions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREOF, Executive and Holdings have caused this Fourth Amendment to the Employment Agreement to be executed as of the date first written above.


                         Madison River Telephone Company, LLC


                         by: PAUL H. SUNU
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                             J. STEPHEN VANDERWOUDE
                         --------------------------
                         Executive